Exhibit 99.2

Amicus Therapeutics Announces Positive 12- and 24-Month Data from Phase 3 Fabry Monotherapy Study 011

Migalastat Demonstrated Statistically Significant (p=0.013) and Durable Substrate Reductions on

12-Month Pre-Specified Primary Analysis in Fabry Patients with Amenable Mutations

Statistically Significant (p<0.0001) Reduction Also Seen in

Important Fabry Disease Biomarker, Plasma Lyso-Gb3

Kidney Function Remained Stable Up to 24 Months in Fabry Patients with Amenable Mutations

85% of Patients with Amenable Mutations Completing Month 24

Remain in Ongoing Voluntary Extension Study (Study 041)

Conference Call and Webcast Today at 8:00 a.m. ET

CRANBURY, NJ, April 29, 2014 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of therapies for rare and orphan diseases, today announced positive 12- and 24-month data from its first Phase 3 study (Study 011) of the oral small molecule chaperone migalastat HCl (“migalastat”) monotherapy in Fabry patients with amenable mutations. Detailed results are available in a slide presentation that will be shared by the Amicus management team on a conference call today at 8:00 a.m. ET. Please visit http://ir.amicustherapeutics.com/events.cfm.

Study 011 was designed to measure the reduction of disease substrate (Globotriaosylceramide, or GL-3) following treatment with migalastat. The 24-month study began with a 6-month double-blind, placebo-controlled treatment period, after which all patients were treated with migalastat for a 6-month open-label follow-up period and a subsequent 12-month open-label extension phase. The study also measured clinical outcomes, including renal function, as secondary endpoints.

As previously reported, patients on migalastat experienced greater reductions in GL-3 as compared to placebo during the initial 6-month period, however, this difference was not statistically significant under the original study primary endpoint (responder analysis with a 50% reduction threshold at month 6). Following a Type C Meeting with the U.S. Food and Drug Administration (FDA) in the second quarter of 2013, and based on feedback from the agency at that meeting, Amicus revised the Statistical Analysis Plan to pre-specify the primary analysis at month 12 as the mean change in GL-3 in patients with amenable mutations in a GLP-validated human embryonic kidney (HEK) cell-based in vitro assay (“GLP HEK amenable”).

Summary of Study 011 12- and 24-Month Data in GLP HEK Amenable Patients

•                  Subjects who switched from placebo to migalastat after month 6 demonstrated a statistically significant reduction in kidney interstitial capillary GL-3 at month 12 (p=0.013).

•                  Subjects who remained on migalastat for 12 months demonstrated a durable reduction in kidney interstitial capillary GL-3.

•                  Reduction in disease substrate was also observed in plasma lyso-Gb3, another important biomarker of disease, in subjects who switched from placebo to migalastat (p<0.0001). Subjects who remained on migalastat demonstrated a durable reduction in lyso-Gb3.

•                  Kidney function (estimated glomerular filtration rate (eGFR), iohexol mGFR) remained stable over 18-24 months

•                  Migalastat was generally safe and well-tolerated.

•                  Of 41 subjects with GLP HEK amenable mutations who completed Study 011, 35 (85%) remain in the voluntary extension study (Study 041).

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “Today is a great day for Amicus and the Fabry community. We are pleased to report that the 12 and 24 month results from Study 011 have met our pre-defined criteria for success in terms of substrate reduction at 12 months, as well as clinical measures of kidney function maintained out to 24 months. We believe these data provide important validation that a small-molecule chaperone can restore the function of a patient’s own enzyme in patients with amenable mutations, and that our pharmacogenomic assays can identify these patients. Together these results demonstrate the power of personalized medicine in rare diseases and offer the prospect of a new treatment option that differs from traditional enzyme replacement therapy. Pending positive data from our second Phase 3 study we expect to meet with regulatory authorities to discuss these data and determine the fastest registration pathway for migalastat.”

Raphael Schiffmann, M.D., M.H.Sc., Director of the Institute of Metabolic Disease, Baylor Research Institute, stated, “As an investigator experienced in treating patients with migalastat for up to 8 years in clinical studies, I believe the results from Study 011 show a positive treatment effect of migalastat in Fabry patients with amenable mutations. The reductions in substrate levels in the kidney and in plasma, combined with stabilization of renal function, strongly suggest that migalastat may become an important new oral treatment option for Fabry patients.”

Migalastat monotherapy is being investigated in two Phase 3 registration studies (Study 011 and Study 012) and an open-label extension study (Study 041) in Fabry patients with amenable mutations. Top-line data are anticipated in the third quarter of 2014 from Study 012. The primary analysis in Study 012 will evaluate GFR, a clinical measure of kidney function, over 18-months of treatment with migalastat compared to enzyme replacement therapy (ERT), the current standard of care for Fabry disease.

Robert Desnick, M.D., Dean for Genetics and Genomic Medicine, Professor and Chairman Emeritus, Genetics and Genomic Sciences at Icahn School of Medicine at Mount Sinai stated, “Over 40 years of working with patients with Fabry disease, participating in the development of enzyme replacement therapy, and as an early advocate of chaperone therapy, I believe there remains an unmet medical need among these patients. Study 011 has generated an impressive data set demonstrating that patients with amenable mutations respond to migalastat as a chaperone monotherapy.”

Study 011 Substrate Reduction Data in GLP HEK Amenable Patients

Migalastat has demonstrated significant and durable reductions in GL-3 in Study 011 in patients with GLP HEK amenable mutations. Reductions in plasma Lyso-Gb3, another important disease biomarker, were also observed in patients with GLP HEK amenable mutations. GL-3 is the substrate that accumulates in patients with Fabry disease. Reduction in kidney interstitial capillary GL-3 is a surrogate biomarker that was used to support U.S. approval of ERT for Fabry disease.

	Study 011 Stage 1 Data (Baseline to Month 6)			Study 011 Stage 2 Data (Month 6 to Month 12)
	Migalastat Group(1)	Placebo Group(2)	p-Value	Migalastat Group(1)	Placebo- Migalastat Crossover Group(2)	p-Value
Mean Change in GL-3 (SEM) (Baseline Corrected)(3)	-0.25 ± 0.10 (n=25)	+0.07 ± 0.13 (n=20)	0.008**	+0.01 ± 0.011 (n=22)	-0.31 ± 0.10 (n=17)	0.013*
Plasma Lyso-Gb3 (SEM)	-11.2 ± 4.8 (n=18)	+0.6 ± 2.4 (n=13)	0.0033**	+1.2 ± 1.3 (n=18)	-15.5 ± 6.2 (n=13)	<0.0001**

Study 011 Kidney Function Data in GLP HEK Amenable Patients

Among patients with GLP HEK amenable mutations in Study 011, kidney function by various measures of glomerular filtration rate (GFR) has remained stable for up to 24 months following treatment with migalastat. Decline in kidney function is a key cause of mortality in patients with Fabry disease.

Mean Annualized Change in GFR (ml/min/m2/yr) (SEM) Over 18 to 24 Months (Preliminary Data)
Estimated GFR (eGFR) (CKD-EPI) (n=41)	-0.30 (0.66)
eGFR (MDRD) (n=41)	+0.79 (1.03)
Iohexol (Measured) GFR (n=37)	-1.51 (1.33)

About Study 011 Statistical Analyses

The primary endpoint in Study 011 analyzed the percent change in kidney interstitial capillary GL-3 inclusions from baseline to month 6 (responder analysis with a 50% reduction threshold). As previously reported, the variability and low levels of GL-3 at baseline contributed to a higher-than-anticipated placebo response at month 6. Following the unblinding of the 6-month data, and while still blinded to the 12-month data, Amicus identified the mean change in GL-3 as a more appropriate way to control for the variability in GL-3 levels in Study 011 and to measure the biological effect of migalastat.

Amicus analyzed and previously reported the mean change in GL-3 from baseline to month 6 as a post-hoc analysis, including a subgroup analysis in patients with GLP HEK amenable mutations that further supports use of the GLP HEK assay in predicting responsiveness to migalastat. Following a Type C Meeting with the U.S. Food and Drug Administration, Amicus revised the Statistical Analysis Plan to pre-specify the primary analysis at month 12 as the mean change in GL-3 in patients with GLP HEK amenable mutations.

About GLP HEK Amenable Mutations

Amenable mutations are defined as having an absolute increase of 3% of wild type alpha-Gal A enzyme activity and a relative increase of 20% when exposed to migalastat in a cell-based in vitro assay. All subjects enrolled in Study 011 had amenable mutations in the clinical trial human embryonic kidney (HEK) assay available at study initiation (“clinical trial assay”). Following the completion of enrollment, a GLP HEK assay was developed with a third party to measure the criteria for amenability with more quality control and rigor. However, approximately 10% of mutations in the HEK database switched categorization between “amenable” and “non-amenable” when moving from the clinical trial assay to the GLP HEK assay. Therefore there were changes in categorization from amenable to non-amenable in 17 patients in Study 011.

Overall based on results from mutations tested in the GLP HEK assay, Amicus continues to believe that approximately 30% to 50% of the Fabry population have mutations that are amenable to migalastat.

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, April 29, 2014 at 8:00 a.m. ET to discuss positive 12- and 24-month results from Study 011. Interested participants and investors may access the conference call at 8:00 a.m. ET by dialing 877-303-5859 (U.S./Canada) or 678-224-7784 (international). The slide presentation for the conference call is available at http://ir.amicustherapeutics.com/events.cfm.

An audio webcast can also be accessed via the Investors section of the Amicus Therapeutics corporate web site at http://ir.amicustherapeutics.com/events.cfm, and will be archived for 30 days. Web participants are encouraged to go to the web site 15 minutes prior to the start of the call to register, download and install any necessary software. A telephonic replay of the call will be available for seven days beginning at 11:00 a.m. ET today. Access numbers for this replay are 855-859-2056 (U.S./Canada) and 404-537-3406 (international); participant code 37179299.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of therapies for rare and orphan diseases. The Company is developing novel, first-in-class treatments for a broad range of human genetic diseases, with a focus on delivering new benefits to individuals with lysosomal storage diseases. Amicus’ lead programs include the small molecule pharmacological chaperones migalastat as a monotherapy and in combination with enzyme replacement therapy (ERT) for Fabry disease; and AT2220 (duvoglustat) in combination with ERT for Pompe disease.

(1)Patients with GLP HEK amenable mutations who received migalastat from baseline to month 24

(2)Patients with GLP HEK amenable mutations who received placebo from baseline to month 6 and switched to migalastat after month 6

(3)Mean change in number of inclusions per capillary as a continuous variable (assessed by histology in kidney biopsies). Scores averaged across all reads at baseline, month 6 and month12.

*MMRM analyzing change in placebo group from month 6 to month 12

**ANCOVA model with covariate adjustment for baseline value and treatment-by-baseline interaction

Forward-Looking Statements

This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Investors/Media:

Sara Pellegrino

spellegrino@amicusrx.com

(609) 662-5044

Media:

Dan Budwick

dan@purecommunicationsinc.com

(973) 271-6085

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